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                                                                     EXHIBIT 8.2

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]



October 27, 1997

Board of Directors
Newport Federal Savings Bank
200 Olivia  Drive
Newport, Arkansas 72112

Gentlemen:

You have requested the opinion of KPMG Peat Marwick LLP as to the Arkansas income tax consequences of the transaction described below. In formulating our opinion and preparing this opinion letter, we have relied upon certain factual representations made by Newport Federal Savings Bank (the "Bank"), entities related to the Bank, and their respective employees and Directors, as well as the Plan of Conversion as adopted on May 29, 1997 by the Board of Directors of the Bank (the "Plan").

                               STATEMENT OF FACTS

The Bank is a federally chartered mutual savings and loan association with one office in Newport, Arkansas. The Bank is a member of the FHLB System, and the deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. The Bank is subject to comprehensive regulation and supervision by the Office of Thrift Supervision ("OTS") and to examination by the OTS.

The Bank is in the process of converting from a mutual form of ownership to a stock form of ownership (the "Conversion"). One hundred percent (100%) of the outstanding capital stock of the Bank following the conversion (the "Converted Bank") will be acquired by a parent holding company known as North Arkansas Bancshares, Inc., a newly formed holding corporation (the "Holding Company").

In the Conversion, the Bank will be converted from a federally chartered mutual savings bank to a federally charted capital stock savings bank. The Converted Bank will then issue to the Holding Company, 100,000 shares of the Converted Bank's common stock, representing all of the shares of capital stock to be issued by the Converted Bank in the Conversion, in exchange for payment by the Holding Company of at least fifty percent (50%) of the aggregate net proceeds realized by the Holding Company from the sale of its shares of common stock (the "Common Stock") sold pursuant to the Plan, after deducting the amount necessary to fund a loan to an Employee Stock Ownership Plan being established in connection with the Conversion, or such other portion of the aggregate net proceeds as may be authorized or required by the OTS.
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Board of Directors
Newport Federal Savings Bank
October 27, 1997
Page 2

Also in connection with the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in a Community Offering. Shares of the Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering may be offered at the discretion of the Holding Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers.

The purchase price per share and total number of shares of Common Stock to be offered and sold pursuant to the Plan will be determined by the Board of Directors of the Bank and the Holding Company on the basis of the estimated pro forma market value of the Converted Bank as a subsidiary of the Holding Company, which value will be determined by an independent appraiser. The aggregate purchase price for all shares of the Common Stock will be equal to such estimated pro forma market value. All such shares of Common Stock will be issued and sold at a uniform price per share. The Conversion, including the sale of newly issued shares of the stock of the Converted Bank to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

The Conversion will not interrupt the business of the Bank. The Converted Bank will, after the Conversion, engage in the same business as that of the Bank immediately prior to the Conversion, and will continue to be subject to regulation and supervision by the OTS and the FDIC. Further, the deposits of the Converted Bank will continue to be insured by the FDIC. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in connection with the Conversion. All loans of the Bank will remain unchanged and retain their same characteristics in the Converted Bank immediately following the Conversion.

Management of the Bank and the Holding Company believes that the Conversion will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended the (the "Code"). It is the opinion of Housley Kantarian & Bronstein, P.C., counsel to the Board of Directors of the Bank of the Conversion (the "Counsel"), that the Conversion will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(F) of the Code. We assume that the presentation, by Counsel, that the Conversion will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(F) of the Code, is correct.

                                    OPINION

The State of Arkansas has specifically adopted certain provisions promulgated under the Internal Revenue Code of 1986. Other Internal Revenue Code provisions are only addressed through
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Board of Directors
Newport Federal Savings Bank
October 27, 1997
Page 3

regulations issued under the Arkansas Income Tax Act of 1987. Arkansas Regulations Section 1.84-2014(3) specifically defines a reorganization to include a mere change in identity, form, or place of organization, however, effected. Further Section 1.84-2014(1) provides in part that no gain or loss should be recognized if property is transferred to a corporation by one person solely in exchange for stock or securities in such corporation and, immediately after the exchange, such person is in control of the corporation, or by two or more persons solely in exchange for stock or securities in such corporation, and if, immediately after the exchange, such persons are in control of the corporation, and the amount of stock and securities received by each is substantially in proportion to his interest in the property prior to the exchange. The language of this regulation is similar to the language of Section 368(a)(1)(F) of the Code, and the operative provisions of Sections 354 and 361.

Based upon the facts as stated in this opinion and upon the facts and assumptions set forth in and the analysis and opinion rendered in Counsel's federal income tax opinion letter dated October 16,1997, it is our opinion that Arkansas income tax consequences will follow the federal. Therefore, the Conversion will constitute a tax-free transaction under Arkansas state laws and regulations. There will be no Arkansas income tax consequences for the Bank, the Converted Bank, the Holding Company, or the account holders of the Bank resulting from the Conversion.

However, each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Conversion but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Conversion would be subject to immediate recognition.

                                SCOPE OF OPINION

Our opinion is based upon the Arkansas statues and regulations in effect as of the date of this letter. If there are any significant changes by the foregoing tax authorities (for which we shall have not responsibility to advise you), it may result in our opinion being rendered invalid or necessitating, upon your request, a reconsideration of the opinion.

Our opinion is based upon our assumption (without independent investigation or review) that all of the representations in or referred to in Counsel's federal income tax opinion letter are accurate and true (without independent investigation or review).
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Board of Directors
Newport Federal Savings Bank
October 27, 1997
Page 4

No opinion is expressed as to the federal income tax treatment of the transaction as covered by Counsel's federal income tax opinion letter or to the tax treatment for Arkansas income tax purposes of any existing conditions or effects of the transaction which are not specifically set forth in Counsel's opinion or in our opinion above.

While this letter represents our considered judgment as to the proper Arkansas income tax treatment to the parties concerned, it is not binding on the Arkansas tax authorities or the courts and should not be considered a guarantee that the Arkansas tax authorities or the courts will concur with our opinion.

                                    CONSENTS

We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein. We also hereby consent to the filing of this opinion with the Securities and Exchange Commission ("SEC") and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the references to our firm in the Prospectus , which is a part of both the said Registration Statement and the said Form AC, under the headings "The Conversion - Effect of Conversion to Stock Form on Depositors and Borrowers of Newport Federal Savings Bank - Tax Effects" and "Legal and Tax Matters." Other than the uses indicated in this paragraph, our opinion may not be relied upon, distributed, or disclosed by anyone without our prior written consent.

Very truly yours,

KPMG Peat Marwick LLP

/s/ Joseph I. Strack
Joseph I. Strack, Partner

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